Exhibit 99.1

Home Federal Bancorp, Inc. of Louisiana Reports Net Earnings for the Quarter and Nine Months Ended March 31, 2005

     SHREVEPORT, La.--(BUSINESS WIRE)--May 3, 2005--Home Federal Bancorp, Inc. of Louisiana (OTC BB:HFBL), the recently formed "mid-tier" holding company of Home Federal Savings and Loan Association, reported net earnings for the third quarter ended March 31, 2005 of $156,000, or basic earnings per share of $.05, a decrease of $50,000, or 24.3%, from the $206,000 in net earnings, reported for the third quarter ended March 31, 2004. On January 18, 2005, Home Federal Savings and Loan Association completed its reorganization to the mutual holding company form and the related subscription offering for shares of Home Federal Bancorp, Inc. of Louisiana's common stock. Home Federal Bancorp, Inc. of Louisiana generated gross proceeds of $14.2 million through the initial public offering.
     The decrease in net earnings for the quarter resulted primarily from a $135,000, or 88.2%, decrease in non-interest income which was partially offset by an $83,000, or 12.0%, increase in net interest income and a $30,000, or 28.9%, decrease in income taxes. The decrease in non-interest income for the quarter was primarily attributable to the recognition of gains on the sales of investments during the quarter ended March 31, 2004. There were no sales of investments during the quarter ended March 31, 2005. The increase in net interest income for the quarter was primarily attributable to a $55,000, or 4.5%, increase in interest income and a continued decrease in the Company's cost of funds.
     For the nine months ended March 31, 2005, Home Federal Bancorp, Inc. of Louisiana reported net earnings of $423,000, or basic earnings per share of $0.12, a decrease of $249,000, or 37.1%, as compared to the $672,000 in net earnings, reported for the nine months ended March 31, 2004.
     The decrease in net earnings for the nine months ended March 31, 2005 was primarily due to a $261,000, or 86.4%, decrease in non-interest income and a $124,000, or 5.4%, decrease in net interest income which were partially offset by a $126,000, or 37.4%, decrease in income taxes. The decrease in non-interest income was a result of gains recognized on the sale of investments during the nine months ended March 31, 2004.
     At March 31, 2005, Home Federal Bancorp, Inc. of Louisiana reported total assets of $108.1 million, an increase of $12.4 million, or 13.0%, compared to total assets at June 30, 2004. The increase in assets was comprised primarily of the increase in cash and cash equivalents of $6.0 million to $10.4 million at March 31, 2005 compared to $4.3 million at June 30, 2004 as well as a $5.4 million, or 8.2%, increase in investment securities at March 31, 2005 compared to June 30, 2004. These increases were primarily due to the investment of $13.5 million in net proceeds from our stock issuance completed in January 2005.
     Shareholders' equity increased $13.8 million to $31.1 million or 28.8% of total assets at March 31, 2005 compared to $17.3 million at June 30, 2004. The primary reason for the increase was $13.5 million in net proceeds from our initial public offering on January 18, 2005. The Company sold 1,423,583 shares of stock to eligible depositors, Home Federal Savings and Loan Association's Employee Stock Ownership Plan and the general public for $10 per share representing 40% of the total outstanding shares of Home Federal Bancorp, Inc. of Louisiana. The remaining 60%, or 2,135,375, outstanding shares are owned by Home Federal Bancorp, Inc. of Louisiana's parent mutual holding company, Home Federal Mutual Holding Company.
     Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana.


               Home Federal Bancorp, Inc. of Louisiana
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)
                                                   March 31, June 30,
ASSETS                                               2005      2004
                                                   --------- ---------
                                                       (Unaudited)

Cash and cash equivalents                          $ 10,353  $  4,342
Investment Securities                                72,208    66,769
Loans receivable                                     23,322    22,786
Other assets                                          2,188     1,765
                                                   --------- ---------
       Total assets                                $108,071  $ 95,663
                                                   ========= =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                           $ 68,666  $ 68,134
Advances from the Federal Home Loan Bank of Dallas    7,863     9,748
Other liabilities                                       452       472
                                                   --------- ---------

       Total liabilities                           $ 76,981  $ 78,353
                                                   ========= =========

Shareholders' equity                                 31,090    17,309
                                                   --------- ---------

       Total liabilities and shareholders' equity  $108,071  $ 95,663
                                                   ========= =========


               Home Federal Bancorp, Inc. of Louisiana
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except share data)

                                        Three months     Nine months
                                            ended           ended
                                          March 31,       March 31,
                                       --------------- ---------------
                                        2005    2004    2005    2004
                                       ------- ------- ------- -------
                                         (Unaudited)     (Unaudited)

Total interest income                  $1,275  $1,220  $3,686  $3,938
Total interest expense                    498     526   1,521   1,649
                                       ------- ------- ------- -------
   Net interest income                    777     694   2,165   2,289
Provision for loan losses                   -       -       -       -
                                       ------- ------- ------- -------
   Net interest income after provision
    for loan losses                       777     694   2,165   2,289
Non-interest income                        18     153      41     302
Non-interest expense                      565     537   1,572   1,582
                                       ------- ------- ------- -------
   Income before income taxes             230     310     634   1,009
Income taxes                               74     104     211     337
                                       ------- ------- ------- -------

   NET INCOME                          $  156  $  206  $  423  $  672
                                       ======= ======= ======= =======

   EARNINGS PER SHARE
     Basic                             $  .05     n/a  $  .12     n/a
                                       ======= ======= ======= =======


     CONTACT: Home Federal Bancorp, Inc. of Louisiana
              Daniel R. Herndon, 318-222-1145
                  or
              Clyde D. Patterson, 318-222-1145